INDEPENDENT AUDITORS' CONSENT
         We consent to the incorporation by reference in Registration Statement No. 333-57085 on Form S-8 and in Registration Statement No. 333-69125 on Form S-3 of OutSource International, Inc. of our report dated February 22, 1999, appearing in this Annual Report on Form 10-K of OutSource International, Inc. for the year ended December 31, 1998.


/s/  DELOITTE & TOUCHE LLP

Certified Public Accountants
Fort Lauderdale, Florida
March 31, 1999